Exhibit 99.1

Giga-tronics Announces Departure of Co-CEO

Names John Regazzi CEO

DUBLIN, Calif., Dec.22, 2017 (GLOBE NEWSWIRE) -- Giga-tronics Incorporated (OTCQB:GIGA) announced today the proposed departure of its Co-CEO, Suresh Nair who tendered his letter of resignation from the role of Co-Chief Executive Officer to pursue a new opportunity. Mr. Nair’s resignation will be effective January 5, 2018. The Company’s Board has named John Regazzi CEO; a position he previously held with the Company until August 2016, when the Company’s Executive Chairman, Mr. William Thompson stepped in as Acting CEO to enable Mr. Regazzi to focus on the open technical issues associated with the Company’s Advanced Signal Generator product (ASG). Mr. Thompson stepped down from the Acting CEO role in June of 2017 as his position was temporary and both Mr. Regazzi and Mr. Nair were named Co-CEOs.

John Regazzi, the Company's CEO said, "It is with a mix of sadness and gratitude to see Suresh leave the Company. In his short tenure as my Co-CEO, Suresh played a critical role in the development and success of the organization, particularly in the area of the Company’s operations. Suresh was responsible for overseeing our recent facility relocation and has executed significant process changes over the past year which have translated into positive improvements to our metrics. We wish Suresh much success in his new endeavors."

Giga-tronics is a publicly held company, traded on the OTCQB Capital Market under the symbol "GIGA". Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, shippable backlog within a year, long term growth and margin, expected shipments, product line sales, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: uncertainty as to the company's ability to continue as a going concern; delays in customer orders for the new ASG and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; results of pending or threatened litigation; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 25, 2017 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."